Exhibit 99

News Release

First Regional	1801 Century Park East
Bancorp	Century City, California 90067
Telephone (310) 552-1776
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

WITH MINIMUM MARKET VALUE REQUIREMENT

CENTURY CITY, CALIFORNIA (December 24, 2009) - First Regional Bancorp (NASDAQ-GSM: FRGB) today reported it was contacted by the Nasdaq Stock Market, on December 23, 2009, regarding its listing status because the market value of the publicly held shares of the company’s common stock was below $5 million for 30 consecutive business days and the company was therefore not in compliance with Nasdaq Marketplace Rule 5450(b)(1)(C).  The notification has no effect on the listing of the company’s common stock at this time.

If, by March 23, 2010, the market value of the publicly held shares of the company’s common stock is at least $5 million for a minimum of 10 consecutive business days, Nasdaq will provide the company written confirmation that the company’s shares will not be delisted as a result of this rule.  If the company does not regain compliance by March 23, 2010, Nasdaq will provide written notification that the company’s shares are subject to delisting.  At that time, the company may appeal Nasdaq’s delisting determination, and may submit a plan for regaining compliance with the rule.  Alternatively, the company could apply to transfer its common stock to The Nasdaq Capital Market (formerly the Nasdaq SmallCap Market) prior to that date if it satisfies the requirements for continued listing on that market. The company is currently exploring a variety of approaches to address this matter.

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

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This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.